                                                                    EXHIBIT 10.6


April 24, 2000


Jean-Pierre Sommadossi, Ph.D.
Chief Executive Officer and Chairman of the Board of Directors
Novirio Pharmaceuticals Limited
c/o Walker Secretaries
Box 265
Grand Cayman, Cayman Islands


Dear Jean-Pierre:

This Letter Agreement entered into as of the date hereof is intended to set forth the terms of appointment, representation, and compensation of James J. Egan of 2-6 Park Road, Grafton, Auckland, New Zealand ("Egan") for his activities on behalf of Novirio Pharmaceuticals Limited, a company organized and existing under the laws of the Cayman Islands (together with its subsidiaries, successors and assigns, "Novirio"):

   1. Definitions. For purposes hereof, the following terms shall have the meanings set forth below:

   "Confidentiality Agreement" means the Confidentiality and Non-disclosure Agreement dated as of May 10, 2000 between Novirio and Egan.

   "Novirio HBV Drug Candidate" means any of the nucleoside compounds commonly referred to by Novirio as L-dT and val-L-dC.

   "Significant Asian Company" means an internationally recognized company actively engaged in the business of developing, commercializing, marketing and selling pharmaceutical products in North East Asia.

   "Successful Business Transaction" means any contractual or other form of legally binding commercial arrangement relating to the development, commercialization and sale of a Novirio HBV Drug Candidate in the Territory, which (i) is entered into between Novirio and a Significant Asian Company on or prior to January 31, 2001 for L-dT and on or prior to the later of June 30, 2001 or 30 days after the date clinical data from val-L-dC Phase I/II clinical trial becomes available for val-L-dC; and (ii) contemplates: (x) the Significant Asian Company bearing or reimbursing Novirio for all costs (which costs are estimated to approximate US$50 million in the aggregate) of development and global registration of the licensed Novirio HBV Drug Candidate; and (y) the payment by the Significant Asian Company to Novirio of royalties in an amount equal to or exceeding twenty percent (20%) of the net wholesale prices charged by the Significant Asian

Company or its designee to an unrelated third party less reasonable returns, allowances and rebates, in the Territory.

   "Territory" means Japan, such other territory or territories as Novirio may in its sole discretion agree, or both in the sole discretion of Novirio.

   2. Services to be Performed. The obligations of Egan shall specifically include the expeditious identification, pursuit, negotiation and conclusion of one or more Successful Business Transactions.

   3. Representations, Warranties and Covenants: In the exercise of his duties on behalf of Novirio, Egan acknowledges and warrants that:

      (a) Egan's negotiations on behalf of Novirio will be undertaken at all times with full candor;

      (b) Egan will disclose to Novirio the content, strategy and goals of each negotiation;

      (c) Egan owes a first loyalty fiduciary responsibility to Novirio before all others with respect to the representation and pursuit of opportunities for commercial collaborations in the Territory with respect to hepatitis B virus therapeutic agents;

      (d) Egan represents that he is not subject to any agreement, restriction, right or interest in any way limiting the scope of this Letter Agreement or his engagement by Novirio. Egan covenants that he will not during the term hereof enter into or grant to anyone any agreements, restrictions, rights or interests that limit in any way the scope of this Letter Agreement or his engagement by Novirio. Egan will not disclose to Novirio, or induce Novirio to use, any confidential information of other persons, corporations, or firms including his present or former employers;

      (e) Set forth on Exhibit A hereto is a list of all companies, institutions, entities and individuals with whom Egan has current representative, consultant, employment, business partnership or similar relationships or of which Egan owns greater than 5% of outstanding voting securities, and a description of all agreements with such parties. Egan will notify Novirio in writing promptly whenever there is any change to this list;

      (f) Egan will disclose any and all actual or potential conflicts of interest to Novirio upon becoming aware of the actuality or reasonable possibility of such conflicts of interest; and

      (g) Egan will exert his commercially reasonable efforts and the highest standards of personal ethics and performance, which efforts shall include but not be limited to participating in all direct negotiations with any third party over possible commercial terms for the licensing, development and commercialization of the Novirio HBV Drug Candidates in the Territory and developing and communicating to Novirio a complete strategy for negotiation, conclusion and administration of a Successful Business

Transaction. In this regard the parties acknowledge that Egan has other performance obligations and that reasonable accommodation will be made regarding the performance by Egan of his obligations owed to Novirio.

   4. Compensation.

   a. Product-by-Product Calculation. The compensation payable to Egan shall be calculated on a compound by compound basis and the proceeds attributable to one Successful Business Transaction will not be aggregated with the proceeds attributable to any additional Successful Business Transaction relating to a different Novirio HBV Drug Candidate.

   b. Cash Payments. Within 45 days after the consummation of a Successful Business Transaction, Novirio shall pay to Egan an amount equal to US$1 million.

   c. Equity Compensation. As of the date of consummation of a Successful Business Transaction, Novirio shall award to Egan an option to purchase 80,000 Ordinary Shares. Such options will be non-qualified stock option and will (i) have a per share exercise price equal to the fair market value of the Ordinary Shares as of the date of the award; and (ii) be subject to the terms and conditions contained in the Novirio 1998 Equity Incentive Plan and a Non-Qualified Stock Option Agreement pursuant to which the options will be awarded. The fair market value of the Ordinary Shares on the date of award shall be determined in the sole discretion of the Novirio Board of Directors acting in good faith. The options shall be vested in full on the date of grant and exercisable immediately subject to the terms of the Non-Qualified Stock Option Agreement.

   d. Incentive Cash Compensation. Within 45 days after the consummation of a Successful Business Transaction, Novirio will pay to Egan an amount equal to US$40,000 for each percent that the rate of royalty payable to Novirio by the Significant Asian Company exceeds 20%, subject to maximum of $400,000. Additionally, in the event that a Significant Asian Company which is a party to a Successful Business Transaction enters at the time of consummation of a Successful Business Transaction or within three months thereafter, into a binding agreement to make an investment in the equity securities of Novirio, Novirio agrees to pay to Egan, subject to applicable laws relating the payment of compensation to a broker or finder, an amount equal to 2% of the amount being paid by the Significant Asian Company which exceeds either: (i) the price per share paid by a third party in connection with most recent purchase and sale of Novirio securities resulting in net proceeds to Novirio in an aggregate amount of $10 million if such financing transaction has closed within three months of the intended investment by the Significant Asian Company, or (ii) the fair market value of the securities of Novirio as determined in the sole opinion of the Novirio Board of Directors acting in good faith if the Significant Asian Company's investment will occur more than three months after the consummation of the financing transaction with the unrelated third party.

   e. Conditional Payment of Compensation. The parties hereto agree that all compensation payable to Egan is conditioned upon the consummation of one or more Successful Business Transactions. Egan acknowledges and agrees that no compensation will be due from Novirio if a Successful Business Transaction is not consummated.

   5. Cooperation. Novirio undertakes to do or to cause its employees, agents and representatives under its reasonable control, to do all commercially practicable things reasonably necessary and desirable for the aggressive pursuit of a Successful Business Transaction. Such actions shall include, but not be limited to giving expeditious, complete disclosure of relevant scientific, commercial, regulatory and other information relating to the Novirio HBV Drug Candidates, subject to the terms of Section 6 of this Letter Agreement. The expeditious and professional performance of all pre-clinical and clinical trials is a condition precedent to the full performance of this Agreement by Egan.

   6. Confidentiality. Egan shall remain subject to the terms and conditions of the Confidentiality Agreement. Notwithstanding the foregoing, Egan agrees to hold in confidence and use only for the purposes of performance of this Agreement all information disclosed by or on behalf Novirio to Egan. All disclosures by or on behalf of Novirio to Egan shall be presumed confidential. Egan acknowledges that Novirio shall not be obliged to disclose any information to any third parties that Novirio in its reasonable judgment considers to be confidential or proprietary, unless the disclosures are subject to confidentiality and nonuse obligations reasonably acceptable to Novirio.

   7. Non-Solicitation. At all times during the period Egan is assisting Novirio in the pursuit of a Successful Business Transaction, and for a period of eighteen (18) months thereafter, Egan shall not:

   (a) induce or attempt to induce any Significant Asian Company or any actual or potential customer, supplier, dealer, distributor, of Novirio to reduce such Significant Asian Company's, or any actual or potential customer's, supplier's, dealer's or distributor's business or potential business with Novirio; or

   (b) solicit any of Novirio's consultants or employees to leave the employ of Novirio or hire or cause to be hired any person who was during or for six (6) months after the termination of the Egan's services to Novirio, a consultant or employee of Novirio.

   8. Expenses. Novirio agrees to reimburse Egan in accordance with the general policies and procedures established by Novirio from time to time for all reasonable expenses necessary to aggressively pursue a Successful Business Transaction, including but not limited to telephone, travel, lodging, meals, document preparation, research, data base fees, entertainment and other expenses incurred in the pursuit of a Successful Business Transaction. In this regard, Novirio shall have the right to review and to pre-approve any individual or recurring charge exceeding $1,000. Such pre-approvals shall not apply to reasonable travel, lodging, meals and entertainment expenses where the trip, the lodging, the anticipated entertainment and other expense items have been notified to

Novirio in advance but cannot due to the circumstances of incurring such expenses be pre-approved.

   9. Exclusivity. Egan acknowledges and agrees that Novirio is free without any obligation or liability to Egan, to engage other consultants or employees or take other reasonable actions to pursue a transaction for the license or collaborative development of the Novirio HBV Drug Candidates: (i) in all areas other than Japan at all times; and (ii) (x) if a Successful Business Transaction for L-dT has not been consummated, in all Territories including Japan after January 31, 2001 and (y) if a Successful Business Transaction for val-L-dC has not been consummated, after the later of June 30, 2001 or 30 days after the later of the date clinical data from a val-L-dC clinical trial becomes available.

   10. Delegation of Duties.   It is understood that Egan shall not delegate nor
assign any aspect of the performance of this Agreement without the express, prior, written consent of Novirio.

   11. Independent Contractor. Both Novirio and Egan agree that Egan acts as an independent contractor in the performance of his services under this Letter Agreement. Nothing in this Letter Agreement will be deemed to make Egan an employee, partner or agent for Novirio, nor will either party have any authority to bind the other in any respect. Accordingly, Egan shall be responsible for payment of, and shall indemnify and hold Novirio harmless against, all taxes, including, without limitation, federal, state and local taxes and taxes assessed by foreign countries arising out of Egan's activities in accordance with this Letter Agreement, including by way of illustration but not limitation, federal and state income tax, Social Security tax, a foreign country's income tax, unemployment insurance taxes, Medicare taxes and any other taxes, or business license fees as required.

   12. Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing addressed to Egan or if to Novirio, to its Chief Executive Officer, and shall be deemed duly given if delivered personally or sent by registered or certified mail, postage paid, return receipt requested, and deposited in the U.S. Mail. Any such notice shall be deemed to be given on the date of personal delivery or as of the third day after the date mailed. Either party may, by notice in writing to the other party, change the address to which notices to it or him are to be addressed hereunder.

   13. Miscellaneous.


   (a) Entire Agreement; Amendments; Waivers. This Letter Agreement contains the entire understanding of the parties regarding its subject matter and any amendment to this Letter Agreement, and any waiver of any provision hereof, shall be in writing and shall require the prior written approval of the Chief Executive Officer of Novirio and Egan. Any waiver by any party hereto of a breach of any provision of this Letter Agreement shall not operate or be construed as a waiver of any subsequent breach hereof.

   (b) Survival. Except as otherwise provided in this Letter Agreement, the obligations of Novirio and Egan contained in Sections 3, 6, 7 and 9 of this Letter Agreement and this Section 13 shall survive the termination of this Letter Agreement.

   (c) Governing Law; Consent to Jurisdiction. Egan agrees that any dispute in the meaning, effect or validity of this Letter Agreement shall be resolved in accordance with the laws of the Commonwealth of Massachusetts without regard to the conflict of laws provisions thereof. Egan hereby agrees to submit to the nonexclusive jurisdiction of the courts in and of the Commonwealth of Massachusetts and to the courts to which an appeal of the decisions of such courts may be taken and consents that service of process with respect to all courts in and of the Commonwealth of Massachusetts may be made by registered mail.

   (d) Enforcement. In view of the substantial harm that will result from the breach by Egan of any of the covenants contained in Sections 3, 6, 7 and 10 of this Letter Agreement, the parties agree that such covenants shall be enforced to the fullest extent permitted by law. Accordingly, if, in any judicial proceeding, a court shall determine that such covenants are unenforceable because they cover too extensive a geographic area or survive for too long a period of time, or for any other reason, then the parties intend that such covenants shall be deemed to cover such maximum geographic area and maximum period of time and shall otherwise be deemed to be limited in such manner as will permit enforceability by such court. If any term or provision of this Agreement or the application thereof to any circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Letter Agreement or the application to other persons and circumstances shall not be affected thereby and each term and provision hereof shall be enforced to the fullest extent permitted by law.

   (e) Remedies. The Consultant agrees that his breach of any of the provisions of Sections 3, 6 and 7 of this Letter Agreement will cause irreparable damage to Novirio and that the recovery by Novirio of money damages will not alone constitute an adequate remedy for such breach. Accordingly, Egan agrees that such provisions may be specifically enforced against him, in addition to any other rights or remedies available to Novirio on account of any such breach.

   (f) Indemnification.

      (i) Egan will indemnify and hold Novirio harmless, and will defend Novirio against any and all loss, liability, damage, claims, demands or suits and related costs and expenses to persons or property that arise, directly or indirectly, from acts or omissions of Egan, or breach of any term or condition of this Letter Agreement.

      (ii) Novirio will indemnify and hold Egan harmless, and will defend Egan against any and all loss, liability, damage, claims, demands or suits and related costs and expenses to persons or property that arise, directly or indirectly, from breach by Novirio of any term or condition of this Letter Agreement, and from acts taken by Egan in pursuit of a Successful Business Transaction and if he (a) acted in good faith, in accordance with this Letter Agreement and in a manner he reasonably believed to be in or not opposed to the best interests of Novirio, and (b) with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

   (g) Attorney's Fees. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorney's fees, costs and necessary disbursements, in addition to any other relief to which the party may be entitled.

   (h) Public Disclosure. Novirio shall have the right to disclose the terms of this Agreement and the transactions contemplated by this Agreement as well as to disclose Egan's name and likeness in any regulatory filings and publicity materials prepared by it and in presentations to current or prospective clients, investor and other third parties. Without obtaining the prior written consent of Novirio, Egan shall not use Novirio's name in any publications or publicity or other materials prepared by or on behalf of Egan.

   Please acknowledge your agreement and acceptance of the terms contained above by executing a duplicate copy of this Letter Agreement in the space provided below.

                                    Very truly yours,

                                    /s/ James Egan

                                    James J. Egan


Acknowledged, agreed and accepted
as of April 24, 2000


NOVIRIO PHARMACEUTICALS LIMITED



By:  /s/ Jean-Pierre Sommadossi
     ______________________________
      Jean-Pierre Sommadossi, Ph.D.
      CEO and Chairman of the Board